news release
QLT ANNOUNCES POSITIVE FINDINGS FROM PHASE IV G6PD DEFICIENCY STUDY FOR ACZONE™ IN ACNE
Company to Pursue Discussions with FDA on Labeling

For Immediate Release	November 7, 2006
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) today announced positive results of a Phase IV clinical trial of Aczone™ in more than 50 patients with G6PD deficiency that was performed to meet a post-approval commitment requested by the FDA. The purpose of this study was to gather more information about the safety of Aczone, a prescription topical medicine, in treating patients with acne who have certain blood disorders.
During a 6-month period, patients were treated with both Aczone and the Aczone-vehicle (control group) in a cross-over design. An initial analysis of the data was undertaken by third party clinical experts in dermatology and hematology and they have concluded that no clinically meaningful changes in safety-related parameters were observed in the trial. QLT USA intends to submit a label revision supplement to the FDA during the first quarter of 2007. A decision by the FDA on the label review is expected to take approximately 10 months.
“We are pleased with the results of this Phase IV study,” said Bob Butchofsky, President and CEO of QLT. “Based on the strength of this data we plan to engage the FDA in discussions with a goal of removing the requirement for blood testing for all patients treated with Aczone. QLT USA will decide how best to commercialize the product based on interactions with the FDA.”
About QLT
QLT Inc. is a global biopharmaceutical company specializing in developing treatments for eye diseases as well as dermatological and urological conditions. Together with our subsidiaries, we have combined our expertise in the discovery, development and commercialization of innovative drug therapies with our two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®. For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes / Bal Bains
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Aczone is a trademark of QLT USA, Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-Synthelabo Inc.
QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by QLT’s use of words such as, “expects”, “plans”, “estimates” “intends”, “believes” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the ultimate outcome of discussions with the FDA is uncertain, the FDA may not remove the Aczone label requirement for blood testing for all patients, we may not be successful in commercializing Aczone and other factors as described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. All forward-looking statements in this press release are made as of today, based upon information known to QLT as of the date hereof. QLT assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.